Exhibit 99.1

CoreSite Reports Third-Quarter 2017 Financial Results Reflecting
Revenue Growth of 22% Year over Year

DENVER, CO – October 26, 2017 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the third quarter ended September 30, 2017.

Quarterly and Subsequent Highlights

•	Reported third-quarter total operating revenues of $123.1 million, representing a 21.5% increase year over year
•	Reported third-quarter net income per diluted share of $0.46, representing 27.8% growth year over year
•	Reported third-quarter funds from operations (“FFO”) of $1.10 per diluted share and unit, representing 22.2% growth year over year
•	Executed 103 new and expansion data center leases comprising 40,842 net rentable square feet (NRSF), representing $10.1 million of annualized GAAP rent at an average rate of $247 per square foot
•	Commenced 21,617 NRSF of new and expansion leases representing $8.9 million of annualized GAAP rent at an average rate of $410 per square foot
•	Realized rent growth on signed renewals of 5.5% on a cash basis and 10.9% on a GAAP basis and recorded rental churn of 1.4% in the third quarter
•	CoreSite placed into service 8,276 square feet of turn-key data center capacity at DE1 in Denver, of which 41.6% is currently leased
•	On October 16, 2017, CoreSite announced that it intends to redeem all 4,600,000 shares of its 7.25% Series A cumulative redeemable preferred stock on December 12, 2017

“We  again delivered strong results in the third quarter, with revenue, adjusted EBITDA and FFO growth of 22%, 25%, and 22%, year over year, respectively, driven by continued customer expansion demand across the portfolio and a focus on effectiveness and efficiency across the organization,” said Paul Szurek, CoreSite’s Chief Executive Officer. “Third-quarter leasing was substantially led by organic growth. This strong organic demand reflects our differentiated business model and ownership strategy, focusing on large edge markets in infill locations where the data community has a very high level of interaction and interdependence, which we successfully meet with our robust network and cloud connectivity combined with flexible density options.”

Financial Results

CoreSite reported net income attributable to common shares of $15.8 million, or $0.46 per diluted share, for the three months ended September 30, 2017, compared to $12.2 million, or $0.36 per diluted share for the three months ended September 30, 2016, an increase of 27.8% on a per-share basis. Net income attributable to common shares was consistent with the prior-quarter level.

CoreSite reported FFO per diluted share and unit of $1.10 for the three months ended September 30, 2017, an increase of 22.2% compared to $0.90 per diluted share and unit for the three months ended September 30, 2016. FFO per diluted share and unit was also consistent with the prior-quarter level.

Total operating revenues for the three months ended September 30, 2017, were $123.1 million, a 21.5% increase year over year and an increase of 4.4% on a sequential-quarter basis.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Sales Activity

CoreSite executed 103 new and expansion data center leases representing $10.1 million of annualized GAAP rent during the third quarter, comprised of 40,842 NRSF at a weighted-average GAAP rental rate of $247 per NRSF.

CoreSite’s third-quarter data center lease commencements totaled 21,617 NRSF at a weighted average GAAP rental rate of $410 per NRSF, which represents $8.9 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the third quarter totaled $14.4 million in annualized GAAP rent, comprised of 80,818 NRSF at a weighted-average GAAP rental rate of $178 per NRSF, reflecting a 5.5% increase in rent on a cash basis and a 10.9% increase on a GAAP basis. The third-quarter rental churn rate was 1.4%.

Development and Acquisition Activity

During the third quarter, CoreSite placed into service 8,276 square feet of turn-key data center capacity at DE1 in Denver, of which 41.6% is currently leased.

On August 29, 2017, CoreSite closed on its acquisition of a two-acre land parcel (referred to as SV8) immediately adjacent to its existing Santa Clara campus. CoreSite estimates it can build approximately 160,000 square feet of turn-key data center capacity across multiple phases at a cost of approximately $190 to $210 million.

In addition, as of September 30, 2017,  CoreSite had a total of 219,037 square feet of turn-key data center capacity under construction and had spent $62.3 million of the estimated $217.1 million required to complete the projects, which consisted of the following.

Reston – CoreSite had 24,922 square feet of turn-key data center capacity under construction at VA3 (Phase 1A). As of September 30, 2017, CoreSite had incurred $13.9 million of the estimated $22.3 million required to complete this phase of the project, and expects to complete development in the fourth quarter of 2017.  In the third quarter of 2017, CoreSite commenced site work for the shell of an 80,000 square foot, 12 megawatt building, and a 77,000 square foot centralized infrastructure building which will serve the entire VA3 property. VA3 Phase 1B will consist of 6 megawatts and 49,837 square feet of this first turn-key data center building, inclusive of 9,837 square feet of the infrastructure building to support this phase of the data center. VA3 Phase 1B and the infrastructure building collectively are expected to cost $100.2 million and be completed in the fourth quarter of 2018.  During the third quarter, CoreSite also had 3,087 square feet of turn-key data center capacity under construction at VA1. CoreSite expects to spend $1.7 million to complete this expansion and expects to complete construction in the fourth quarter of 2017.

Washington D.C. – CoreSite had 24,563 square feet of turn-key data center capacity under construction at DC2. As of the end of the third quarter, CoreSite had spent $3.8 million of the estimated $17.4 million required to complete the project, and expects to complete development in the second quarter of 2018.

Boston – CoreSite had 13,735 square feet of turn-key data center capacity under construction at BO1. As of September 30, 2017, CoreSite had incurred $5.4 million of the estimated $7.8 million required to complete this expansion and expects to complete construction in the fourth quarter of 2017.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Los Angeles – CoreSite had 47,338 square feet of turn-key data center capacity under construction at LA2, which capacity was 78.6% pre-leased. As of September 30, 2017, CoreSite had incurred $31.2 million of the estimated $45.2 million required to complete the expansion and expects to complete construction in the first quarter of 2018. In addition, CoreSite had an incremental 39,925 square feet of turn-key data center capacity under construction at LA2, and expects to spend $15.0 million to complete this expansion in the first quarter of 2018.

Denver – CoreSite commenced construction on 15,630 square feet of additional turn-key data center capacity at DE1. CoreSite expects to spend $7.5 million to complete this expansion and expects to complete construction in the third quarter of 2018.

Balance Sheet and Liquidity

As of September 30, 2017, CoreSite had net principal debt outstanding of $789.3 million, correlating to 3.0 times third-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $904.3 million, correlating to 3.5 times third-quarter annualized adjusted EBITDA.

As of the end of the third quarter, CoreSite had $332.2 million of total liquidity consisting of available cash and capacity on its revolving credit facility.

On October 16, 2017, CoreSite announced that it intends to redeem all 4,600,000 shares of its 7.25% Series A cumulative redeemable preferred stock on December 12, 2017. The Series A cumulative redeemable preferred stock will be redeemed at the redemption price of $25.00 per share, plus $0.292014 in accrued and unpaid dividends on each share.

Dividend

On September 1, 2017,  CoreSite announced a dividend of $0.90 per share of common stock and common stock equivalents for the third quarter of 2017. The third-quarter dividend was paid on October 16, 2017, to shareholders of record on September 29, 2017.

CoreSite also announced on September 1, 2017, a dividend of $0.4531 per share of Series A preferred stock for the period July 16, 2017, to October 14, 2017. The preferred dividend was paid on October 16, 2017, to shareholders of record on September 29, 2017.

2017 Guidance

CoreSite is maintaining its 2017 guidance of net income attributable to common shares in the range of $1.78 to $1.86 per diluted share. In addition, CoreSite is maintaining its guidance of FFO per diluted share and unit in the range of $4.39 to $4.47, with the difference between net income and FFO being real estate depreciation and amortization.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Upcoming Conferences and Events

CoreSite will participate in NAREIT’s REITWorld conference on November 14-16 at the Hilton Anatole in Dallas, Texas and the Credit Suisse 21st Annual Technology, Media & Telecom Conference on November 28th at The Phoenician in Scottsdale, Arizona.

Conference Call Details

CoreSite will host a conference call on October 26, 2017, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until November 9, 2017, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13671218.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,200 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 430+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

© 2017, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands, except per share data)

	September 30, 2017	December 31, 2016
Assets:
Investments in real estate:
Land	$97,258	$100,258
Buildings and improvements	1,512,015	1,472,580
	1,609,273	1,572,838
Less: Accumulated depreciation and amortization	(446,742)	(369,303)
Net investment in operating properties	1,162,531	1,203,535
Construction in progress	153,079	70,738
Net investments in real estate	1,315,610	1,274,273
Cash and cash equivalents	4,682	4,429
Accounts and other receivables, net	27,990	25,125
Lease intangibles, net	6,989	9,913
Goodwill	40,646	41,191
Other assets, net	104,039	96,372
Total assets	$1,499,956	$1,451,303

Liabilities and equity:
Liabilities
Debt, net	$788,787	$690,450
Accounts payable and accrued expenses	67,798	72,519
Accrued dividends and distributions	46,523	41,849
Deferred rent payable	9,674	7,694
Acquired below-market lease contracts, net	3,688	4,292
Unearned revenue, prepaid rent and other liabilities	31,260	37,413
Total liabilities	947,730	854,217

Stockholders' equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	338	334
Additional paid-in capital	450,594	438,531
Accumulated other comprehensive income (loss)	314	(101)
Distributions in excess of net income	(158,926)	(118,038)
Total stockholders' equity	407,320	435,726
Noncontrolling interests	144,906	161,360
Total equity	552,226	597,086
Total liabilities and equity	$1,499,956	$1,451,303

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Operating revenues:
Data center revenue:
Rental revenue	$66,657	$64,853	$54,219	$195,761	$156,954
Power revenue	35,110	32,410	28,844	98,381	80,819
Interconnection revenue	16,201	15,325	13,374	46,038	39,093
Tenant reimbursement and other	2,185	2,329	2,826	6,790	6,982
Total data center revenue	120,153	114,917	99,263	346,970	283,848
Office, light-industrial and other revenue	2,915	2,969	2,011	8,905	5,996
Total operating revenues	123,068	117,886	101,274	355,875	289,844

Operating expenses:
Property operating and maintenance	37,091	31,781	28,283	98,098	78,522
Real estate taxes and insurance	2,622	3,824	3,524	10,950	9,659
Depreciation and amortization	32,077	32,207	26,981	96,622	77,978
Sales and marketing	4,643	4,414	4,465	13,560	13,187
General and administrative	9,759	9,508	9,432	27,391	26,970
Rent	6,077	5,931	5,967	17,970	16,718
Transaction costs	—	139	117	139	126
Total operating expenses	92,269	87,804	78,769	264,730	223,160
Operating income	30,799	30,082	22,505	91,145	66,684
Interest expense	(6,447)	(5,958)	(3,188)	(17,512)	(7,879)
Income before income taxes	24,352	24,124	19,317	73,633	58,805
Income tax benefit (expense)	(64)	11	2	(150)	(45)
Net income	24,288	24,135	19,319	73,483	58,760
Net income attributable to noncontrolling interests	6,446	6,407	5,055	19,537	17,031
Net income attributable to CoreSite Realty Corporation	17,842	17,728	14,264	53,946	41,729
Preferred stock dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
Net income attributable to common shares	$15,758	$15,643	$12,180	$47,693	$35,476

Net income per share attributable to common shares:
Basic	$0.47	$0.46	$0.36	$1.41	$1.11
Diluted	$0.46	$0.46	$0.36	$1.40	$1.10

Weighted average common shares outstanding:
Basic	33,878,881	33,835,727	33,425,762	33,758,971	31,906,000
Diluted	34,114,169	34,053,816	33,912,155	34,033,842	32,361,367

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Net income	$24,288	$24,135	$19,319	$73,483	$58,760
Real estate depreciation and amortization	30,727	30,879	25,533	92,635	73,782
FFO	$55,015	$55,014	$44,852	$166,118	$132,542
Preferred stock dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
FFO available to common shareholders and OP unit holders	$52,931	$52,929	$42,768	$159,865	$126,289

Weighted average common shares outstanding - diluted	34,114	34,054	33,912	34,034	32,361
Weighted average OP units outstanding - diluted	13,838	13,849	13,851	13,846	15,310
Total weighted average shares and units outstanding - diluted	47,952	47,903	47,763	47,880	47,671

FFO per common share and OP unit - diluted	$1.10	$1.10	$0.90	$3.34	$2.65

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Net income	$24,288	$24,135	$19,319	$73,483	$58,760
Adjustments:
Interest expense	6,447	5,958	3,188	17,512	7,879
Income taxes	64	(11)	(2)	150	45
Depreciation and amortization	32,077	32,207	26,981	96,622	77,978
EBITDA	$62,876	$62,289	$49,486	$187,767	$144,662
Non-cash compensation	2,374	2,369	2,470	6,545	6,874
Transaction costs / litigation	—	139	158	139	187
Adjusted EBITDA	$65,250	$64,797	$52,114	$194,451	$151,723

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2017, CoreSite, L.L.C. All Rights Reserved.